Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

August 15, 2011

iPath(R) iPath Leveraged Equities DM Copy Layout R7 July 06, 2011 McCANNSF

McCannSF | iPath | iPath Leveraged ETNs | Copy Layout R7 2 Mailing Label Enclosed in a clear envelope 6” x 9” label is one sided placed over legal panel John Q. Sample Company Address 1 Address 2 Anytown, CA 12345-6789 [Barcode] P.O Box 869032 Plano, TX 75066-9032 SOME STRAIGHT TALK ABOUT OUR LEVERAGED ETNs. XXXXX-XXXXX-X

McCannSF | iPath | iPath Leveraged ETNs | Copy Layout R7 3 DM 5.75” x 8.75” four-panel self mailer. Shown at 100%. Front of mailer. Back of mailer. An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks, see “Risk Factors” in the applicable prospectus. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. BlackRock Fund Distribution Company assists in the promotion of the iPath ETNs. iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment and illiquidity. Investing in the Securities is not equivalent to investing directly in an index or in any particular index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the level of the relevant index has increased or decreased (as may be applicable to the particular series of Securities). An investment in iPath ETNs may not be suitable for all investors. In particular, leverage increases the sensitivity of the iPath ETNs to positive and negative changes in the value of the applicable underlying index. For “long” iPath ETNs, any decrease in the level of the applicable index will result in a significantly greater decrease in the repayment amount at maturity or redemption. For “short” iPath ETNs, any increase in the level of the applicable index will result in a significantly greater decrease in the repayment amount at maturity or redemption. The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses. “Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500TM”, “S&P 500 VIX Short-Term FuturesTM” and “S&P 500 VIX Mid-Term FuturesTM” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by Barclays Bank PLC. “VIX” is a registered trademark of the Chicago Board Options Exchange, Incorporated (“CBOE”) and has been licensed for use by S&P. The Securities are not sponsored, endorsed, sold or promoted by S&P or the CBOE. S&P and CBOE make no representation, condition or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities or in the ability of either index to track market performance. SEE INSIDE FOR MORE WAYS TO GET LEVERAGE WITH CLARITY. THIS IS A SPADE. WE CALL IT A SPADE. BECAUSE IT’S A SPADE. IT USES LEVERAGE TO MOVE EARTH.

McCannSF | iPath | iPath Leveraged ETNs | Copy Layout R7 4 5.75” x 8.75” four-panel self mailer. Shown at 100%. DM First two panels of mailer. NOW MEET OUR iPATH® LEVERAGED ETNs. Where your leverage factor is locked in from your point of purchase. With no tracking error.* And no resets. No kidding. Learn how it works with your copy of The Basics of iPath Leveraged ETNs Dig deeper at www.iPathETN.com/DigDeeper COMMODITIES CURRENCIES FIXED INCOME EQUITIES 4

DM

5.75" x 8.75" four-panel self mailer.
Shown at 100%.

Next two panels of mailer.

IPATH LEVERAGED EQUITY EXCHANGE TRADED NOTES (ETNs)	TICKERS	YEARLY FEE[1]
iPath® Long Extended Russell 1000® TR Index ETN	(ROLA)	0.50%
iPath® Short Extended Russell 1000® TR Index ETN	(ROSA)	0.50%
iPath® Long Extended S&P 500® TR Index ETN	(SFLA)	0.35%
iPath® Short Extended S&P 500® TR Index ETN	(SFSA)	0.35%
iPath® Long Extended Russell 2000® TR Index ETN	(RTLA)	0.50%
iPath® Short Extended Russell 2000® TR Index ETN	(RTSA)	0.50%
iPath® Long Enhanced MSCI EAFE® Index ETN	(MFLA)	0.80%
iPath® Short Enhanced MSCI EAFE® Index ETN	(MFSA)	0.80%
iPath® Long Enhanced MSCI Emerging Markets Index ETN	(EMLB)	0.80%
iPath® Short Enhanced MSCI Emerging Markets Index ETN	(EMSA)	0.80%
iPath® Long Enhanced S&P 500® VIX Mid-Term Futures™ ETN (II)	(VZZB)	0.89%

1. The investor fee is calculated cumulatively based on the Yearly Fee and the performance of the underlying index or currency exchange rate and increases each day based on the level of the index or currency exchange rate on that day. Because the investor fee reduces the amount of your return at maturity or upon redemption, if the value of the underlying decreases or does not increase significantly, you may receive less than the principal amount of your investment at maturity or upon redemption. For a more complete description of how the investor fee is calculated, please see the applicable product page and Pricing Supplement at www.iPathETN.com

*Tracking error refers to the under/over performance differential of an ETN versus its benchmark index over a given time period, after accounting for the ETN's fees. One cannot invest directly in an index.

BARCLAYS

Send in this card to receive a copy of *The Basics of iPath Leveraged ETNs* white paper.
Or visit www.iPathETN.com/DigDeeper to download your copy immediately.

iPath®

John Q. Sample
Address 1
Address 2
Anytown, CA 123456789

Please include your email address and phone number

Email

Phone

If you have a new address, please list it below

[XXXXXXXXX]


iPath
THE BASICS OF IPATH® LEVERAGED EXCHANGE TRADED NOTES

McCannSF | iPath | iPath Leveraged ETNs | Copy Layout R7 5

DM

Inside of four-panel self mailer with tear-off BRC. Shown at reduced size.



▸ COMMODITIES ▸ CURRENCIES ▸ FIXED INCOME ▸ EQUITIES

iPath®

NOW MEET OUR iPATH® LEVERAGED ETNs.

Where your leverage factor is locked in from your point of purchase.

With no tracking error.*

And no resets.

No kidding.

Learn how it works with your copy of *The Basics of iPath Leveraged ETNs*
Dig deeper at **www.iPathETN.com/DigDeeper**

IPATH LEVERAGED EQUITY EXCHANGE TRADED NOTES (ETNs)	TICKERS	YEARLY FEE[1]
iPath® Long Extended Russell 1000® TR Index ETN	(ROLA)	0.50%
iPath® Short Extended Russell 1000® TR Index ETN	(ROSA)	0.50%
iPath® Long Extended S&P 500® TR Index ETN	(SFLA)	0.35%
iPath® Short Extended S&P 500® TR Index ETN	(SFSA)	0.35%
iPath® Long Extended Russell 2000® TR Index ETN	(RTLA)	0.50%
iPath® Short Extended Russell 2000® TR Index ETN	(RTSA)	0.50%
iPath® Long Enhanced MSCI EAFE® Index ETN	(MFLA)	0.80%
iPath® Short Enhanced MSCI EAFE® Index ETN	(MFSA)	0.80%
iPath® Long Enhanced MSCI Emerging Markets Index ETN	(EMLB)	0.80%
iPath® Short Enhanced MSCI Emerging Markets Index ETN	(EMSA)	0.80%
iPath® Long Enhanced S&P 500® VIX Mid-Term Futures™ ETN (II)	(VZZB)	0.89%

1. The investor fee is calculated cumulatively based on the Yearly Fee and the performance of the underlying index or currency exchange rate and increases each day based on the level of the index or currency exchange rate on that day. Because the investor fee reduces the amount of your return at maturity or upon redemption, if the value of the underlying decreases or does not increase significantly, you may receive less than the principal amount of your investment at maturity or upon redemption. For a more complete description of how the investor fee is calculated, please see the applicable product page and Pricing Supplement at www.iPathETN.com.

* Tracking error refers to the under/over performance differential of an ETN versus its benchmark index over a given time period, after accounting for the ETN's fees. One cannot invest directly in an index.

BARCLAYS

Send in this card to receive a copy of *The Basics of iPath Leveraged ETNs* white paper.
Or visit www.iPathETN.com/DigDeeper to download your copy immediately.

iPath®

John Q. Sample
Address 1
Address 2
Anytown, CA 123456789

Please include your email address and phone number

Email

Phone

If you have a new address, please list it below

[XXXXXXXX]

THE BASICS OF iPATH® LEVERAGED EXCHANGE TRADED NOTES

McCannSF | iPath | iPath Leveraged ETNs | Copy Layout R7

6

McCannSF | iPath | iPath Leveraged ETNs | Copy Layout R7 7 DM Back of four-panel self mailer with tear-off BRC. Shown at reduced size. SEE INSIDE FOR MORE WAYS TO GET LEVERAGE WITH CLARITY. THIS IS A SPADE. WE CALL IT A SPADE. BECAUSE IT’S A SPADE. IT USES LEVERAGE TO MOVE EARTH. An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks, see “Risk Factors” in the applicable prospectus. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. BlackRock Fund Distribution Company assists in the promotion of the iPath ETNs. iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment and illiquidity. Investing in the Securities is not equivalent to investing directly in an index or in any particular index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the level of the relevant index has increased or decreased (as may be applicable to the particular series of Securities). An investment in iPath ETNs may not be suitable for all investors. In particular, leverage increases the sensitivity of the iPath ETNs to positive and negative changes in the value of the applicable underlying index. For “long” iPath ETNs, any decrease in the level of the applicable index will result in a significantly greater decrease in the repayment amount at maturity or redemption. For “short” iPath ETNs, any increase in the level of the applicable index will result in a significantly greater decrease in the repayment amount at maturity or redemption. The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses. “Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500TM”, “S&P 500 VIX Short-Term FuturesTM” and “S&P 500 VIX Mid-Term FuturesTM” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by Barclays Bank PLC. “VIX” is a registered trademark of the Chicago Board Options Exchange, Incorporated (“CBOE”) and has been licensed for use by S&P. The Securities are not sponsored, endorsed, sold or promoted by S&P or the CBOE. S&P and CBOE make no representation, condition or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities or in the ability of either index to track market performance. “Russell 1000® Index” and “Russell 2000® Index” are trademarks of Russell Investment Group and have been licensed for use by Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by Russell Investment Group and Russell Investment Group makes no representation regarding the advisability of investing in the Securities. The MSCI indexes are the exclusive property of MSCI, Inc. (“MSCI”). MSCI and the MSCI index names are servicemark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Barclays Bank PLC. The financial securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. The relevant pricing supplement contains a more detailed description of the limited relationship MSCI has with Barclays Bank PLC and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI. ©2011 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0391-611 NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE !”#$%&” ‘()*(+),-./01 ‘2$3()4+))56/,-7.518 !”#$%&##’(&)*+’,-$* ..$(#/01*-##’,-$*)&(,$/’%24’5678 )*-%2’/3 )2#/-9&’:$**’!&’)-$;’!+’-;;(&##&& IPATH %2’)2#/-9& %&1&##-(+ $.’,-$*&; $%’/

McCannSF | iPath | iPath Leveraged ETNs | Copy Layout R7 8 DM Legal on the DM. Shown at 100% An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks, see “Risk Factors” in the applicable prospectus. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. BlackRock Fund Distribution Company assists in the promotion of the iPath ETNs. iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment and illiquidity. Investing in the Securities is not equivalent to investing directly in an index or in any particular index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the level of the relevant index has increased or decreased (as may be applicable to the particular series of Securities). An investment in iPath ETNs may not be suitable for all investors. In particular, leverage increases the sensitivity of the iPath ETNs to positive and negative changes in the value of the applicable underlying index. For “long” iPath ETNs, any decrease in the level of the applicable index will result in a significantly greater decrease in the repayment amount at maturity or redemption. For “short” iPath ETNs, any increase in the level of the applicable index will result in a significantly greater decrease in the repayment amount at maturity or redemption. The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses. “Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500TM”, “S&P 500 VIX Short-Term FuturesTM” and “S&P 500 VIX Mid-Term FuturesTM” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by Barclays Bank PLC. “VIX” is a registered trademark of the Chicago Board Options Exchange, Incorporated (“CBOE”) and has been licensed for use by S&P. The Securities are not sponsored, endorsed, sold or promoted by S&P or the CBOE. S&P and CBOE make no representation, condition or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities or in the ability of either index to track market performance. “Russell 1000® Index” and “Russell 2000® Index” are trademarks of Russell Investment Group and have been licensed for use by Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by Russell Investment Group and Russell Investment Group makes no representation regarding the advisability of investing in the Securities. The MSCI indexes are the exclusive property of MSCI, Inc. (“MSCI”). MSCI and the MSCI index names are servicemark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Barclays Bank PLC. The financial securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. The relevant pricing supplement contains a more detailed description of the limited relationship MSCI has with Barclays Bank PLC and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or servicemark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI. ©2011 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0391-611 NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE